Exhibit 10.20

TECHNOLOGY ASSIGNMENT AGREEMENT

This Technology Assignment Agreement ("Technology Agreement") is entered into and effective as of the 23 day of February, 2012 (the "Effective Date"), by and between PMP Pool Maintenance Protection, Inc. (hereafter "PMP"), Juan Carlos Bocos ("Bocos") and any of their heirs, representatives, successors, assigns, successors, subsidiaries, affiliates, parents, and related companies, on the one hand (hereafter all of these parties will be collectively referred to as "Seller"), and Green Energy Management Services, Inc., a company organized under the laws of Delaware (the "Purchaser") on the other hand. Seller and the Purchaser each may be referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, SELLER designs, develops and manufactures water valves (hereafter the "Assigned Products") that reduce the volume of water traveling through water and sewer pipes and thus reduces the amount of water and sewer consumed by the end user.

WHEREAS, SELLER acquired rights to manufacture, market and distribute said water valves, and further acquired the right to use the technology contained in U.S. Patent Pending Nos. 12/383/708 and 12/758/126 collectively all rights denoted in this recital will be referred to as the "Licensed IP Rights") and further is in the process of obtaining additional patents on valves (hereafter the Assigned IP Rights and the Assigned Products shall be collectively referred to as the "Assigned Technology");

WHEREAS, SELLER desires to assign the Assigned IP Rights, the Assigned Technology and the Assigned Products to the PURCHASER; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Technology Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 — Definitions

1.1                "Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

1.2                "Assigned IP Rights" shall mean the rights acquired by SELLER in and to U.S. Patent Pending Nos. 12/383/708 and 12/758/126 additional valve technology which SELLER has to this date invented or developed, and any and all valve technology which SELLER may invent or develop during the term of this Agreement and for a period to extend three (3) years after the termination of this Agreement.

1.3               "Assigned Technology" means documented information and data, know-how, copyrights, mask works, proprietary software, technical information, trade secrets, schematics, and any and all intellectual property or other rights identified associated with the rights acquired by SELLER with regards to the technology contained in U.S. Patent Pending Nos. ________________________  , any and all additional valve technology including all plastic valves and any other valves made of any material which SELLER has to this date invented or developed, and any and all valve technology which Seller may invent or develop during the term of this Agreement and for a period to extend three (3) years after the termination of this Agreement..

1.4              "Assigned Products" means those products manufactured either by SELLER or PURCHASER through use of the Assigned Technology and the Assigned IP Rights, all subsequent versions thereof, and all other future products of Purchaser within the scope of the Assigned Technology.

Article 2 — Assignment

SELLER hereby assigns to the PURCHASER exclusively throughout the world all right, title and interest (choate and inchoate) in (i) the Assigned Products, the Assigned Intellectual Property and the Assigned IP Rights, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, schematics, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secrets, trademark rights, mask works rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property").

For and in consideration of the Assignments granted pursuant to the terms of this Article 2, Purchaser will provide the following consideration to SELLER:

a)
SELLER will continue to be paid the $8,000 monthly cash consideration set forth in Article 2 of the Technology License Agreement dated September 29, 2010, said payments concluding upon the expiration, exhaustion or termination of all rights granted in this Agreement and the Technology License Agreement dated September 29, 2010, from SELLER to PURCHASER, subject to the terms and conditions set forth in that prior Article 2. Payments will be made on the first day of the month and will be late on the tenth day of each month. Payment for the month of February 2012 will be made at the time of the signing of this Agreement. Seller represents, warrants, and acknowledges that it has received all additional compensation called for by said Technology License Agreement. The compensation called for in the September 29, 2010 Agreement will be increased from $8,000.00 monthly to $12,000.00 monthly once GEM net profits exceed $2,000,000.00. The shares given in the September 29, 2010 Agreement will be increased to 6,000,000 once GEM net profits exceed $2,000,000.00. Net profits as defined herein shall mean the gross revenue less direct and indirect cost including overhead expenses(SG&A).

b)	PURCHASER agrees to issue a check in the amount of $20,000.00 to seller later than twelve months from the Effective Date.

c)
To the extent required for the execution prosecution, filing, certifications, maintenance and/or enforcement of the Assigned IP Rights, including but not limited to the filing of one or more new patent applications related to the new water valve identified in Section (a) above, PURCHASER shall have the option, in its sole discretion, to assume responsibility for the execution prosecution, filing, maintenance and/or enforcement, and to pay all of the reasonable costs and fees necessary for the prosecution, filing, maintenance and/or enforcement of the Assigned IP Rights.

Article 3 —Assigned Technology; Technical Assistance; Marketing Agreement and Compensation.

3.1                Assigned Technology shall be disclosed in the language, form and system of measurements in which it is available to SELLER at the time of its disclosure to PURCHASER. .

3.2                As reasonably required, PURCHASER may request technical assistance from SELLER relating to the Assigned Technology. If at the time of request, SELLER or its Affiliates has an employee with applicable knowledge, subject to availability of such employee, SELLER agrees to make such employee available to PURCHASER on reasonable commercial terms.

3.3                PURCHASER agrees to provide reasonable engineering and design assistance to SELLER to develop and manufacture water valves less than two (2) inches in diameter of PVC or similar material, and will further provide reasonable marketing and sales assistance for the marketing and sales of same, as well as for any additional valves that PURCHASER in its sole discretion deems appropriate.

3.4                Immediately before contacting a potential customer, SELLER will advise GEM's CEO (or his designee) of the potential contact via email. The CEO will review all potential customers submitted by SELLER and determine and reply within three (3) business days if the potential customer is available to the SELLER. In the event that any conflict arises between SELLER and any other sales commission agent as to who has responsibility for any specific customer, the dispute shall be resolved by GEM's Chief Executive Officer, acting in his sole discretion, and commissions will be paid solely to the agent chosen by the CEO. If available, the potential customer shall be registered to this SELLER. GEM will maintain a database of potential customers for all its commission based sellers. The SELLER will thereafter have a period of ninety (90) days within which to produce a proposed Purchase Order, Contract, Term Sheet, or Memorandum of Understanding (hereinafter "Order") with the customer acceptable to GEM's CEO and made according to pre-approved forms provided to SELLER by GEM. During this ninety-day or any extended period, SELLER shall provide weekly status reports on contact with the potential customer to the GEM CEO. Should such an Order not be produced within this ninety (90) day period, GEM reserves the right in the sole discretion either to grant an extension of this period to SELLER or to instruct the SELLER to cease soliciting the potential customer. Should GEM thereafter obtain the customer within thirty (30) days after this one hundred eighty day (or any extended) period, SELLER shall be due commissions of 10% on any Order or project GEM ultimately obtains from the customer. Should GEM thereafter obtain the customer after the lapse of this thirty (30) day period, SELLER shall be due no commissions on any Order or project GEM ultimately obtains from the customer.

All contracts with customers must be agreed to, and signed by the GEM CEO, or its designee. GEM reserves the right to reject any proposed Order that it's CEO, or designee, in its sole discretion, deem unacceptable. In the event that an Order is rejected pursuant to this provision, no compensation of any kind shall be due to SELLER. All costs and expenses incurred by the SELLER in pursuing potential customers and obtaining an Order shall be borne by the SELLER.

3.5                On projects that are accepted pursuant to Section 3.4 above for which GEM agrees the customer to be financially viable, GEM agrees to pay a commission to SELLER of 10% of the Net Revenues received by GEM on those projects. The commission shall expire upon the termination of the initial contracts with the customer. SELLER agrees that GEM shall never be obligated to pay SELLER under any circumstances, unless and until GEM has received payment (partial, lump sum or periodic) from the customer on which the commission is calculated. This is a condition precedent to any obligation of GEM, and shall not be construed as a time of payment clause.

"Net Revenues" shall be defined on a per project basis and shall consist of the total revenues less total expenses and direct costs including the direct cost of labor, materials, installation cost engineering costs, freight, SG&A and taxes incurred by GEM in order to provide the goods, products and services sold through SELLER to the customer, Within ten (10) days of the receipt of the periodic payment from any customer solicited and accepted pursuant to the above provisions, GEM will calculate the net profits and the commissions that it owes SELLER, provide SELLER with a statement regarding same and make payment of said commissions.

Article 4 — Representations and Warranties: Liability Disclaimer

4.1               SELLER represents and warrants that the Assigned IP Rights, the Assigned Technology and the Assigned Products are owned by SELLER and that SELLER has good and valid title to the Assigned IP Rights.

4.2               SELLER represents and warrants that within the last five (5) years, (i) SELLER has not received any written notice asserting any intellectual property infringement, misappropriation or misuse relating to the Assigned Technology, and (ii) there are no pending, and to the Knowledge of SELLER, threatened claims or proceedings against SELLER contesting or challenging the title to, validity of or enforceability of the Assigned IP Rights.

4.3               SELLER represents and warrants that to the Knowledge of SELLER, SELLER has the right to grant to PURCHASER the licenses granted hereunder to the Assigned IP Rights, the Assigned Technology and the Assigned Products.

4.4               SELLER represents and warrants that to the Knowledge of SELLER, the Assigned IP Rights, the Assigned Technology and the Assigned Products are free and clear of any and all liens and security interests.

4.5            SELLER represents and warrants that it will resolve all disputes between SELLER and any entity or individual under circumstances that will not materially interfere with, hinder, impair or diminish its ability to perform its obligations under this Agreement and to provide to PURCHASER such Assigned Products as it requires from time to time.

Article 5 — Term and Termination

5.1               This Technology Agreement shall become effective on the Effective Date and shall continue in full force for so long as SELLER, or any future assignee of SELLER'S, retains any rights in any of the Assigned IP Rights, the Assigned Technology and/or the Assigned Products.

5.2               The foregoing notwithstanding, in the event that the SELLER becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for it, or it otherwise takes advantage of any insolvency law, the PURCHASER may terminate this Technology Agreement upon one (1) day's written notice.

5.3               All licenses granted under this Technology Agreement shall be deemed licenses of "intellectual property rights" as defined in Section 365(n) of Title IX, U.S. Bankruptcy Code, and each such license shall be governed by Section 365(n) in the event that SELLER seeks or is involuntarily placed under the protection of the Bankruptcy Code. In such event, PURCHASER shall have the further option to elect termination of this Technology Agreement but retain all rights under the licenses granted in Article 2 to support its then-existing customers and sublicensees; to dispose, in any manner, of all Assigned Products and inventory related thereto; and to properly discharge any and all of PURCHASER'S third party obligations relating to Assigned Products incurred prior to the termination.

Article 6 — General Limitations

6.1                The obligations and rights of the Parties under this Technology Agreement shall be subject to the following:

6.1.1             Neither Party shall be obligated to disclose any information which the laws and regulations of any Governmental Authority which has jurisdiction over such matters do not permit to be disclosed; and

6.1.2             Neither Party shall be obligated to take any action which would violate the law, regulations or requirements of any Governmental Authority or any agency thereof which has jurisdiction over such matters.

6.1.3             SELLER may not assign or transfer any rights to the aforementioned Assigned Intellectual Property. PURCHASER may assign or transfer any rights to the aforementioned Assigned Intellectual Property.

Article 7 — Miscellaneous

7.1                Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally, by commercial delivery service, by facsimile transmission or mailed (first class postage prepaid) to the other Party at the following addresses or facsimile numbers:

If to Purchaser, to:
Green Energy Management Services, Inc.
Attn. Ron Ulfers, Jr.
2251 Drusilla Lane, Suite B
Baton Rouge, Louisiana 70809

with a copy to:

Michael Hill
Law Offices of Michael W. Hill, L.L.C.
700 Camp Street
New Orleans, Louisiana 70170

If to Seller, to:

with a copy to:

All such notices, requests and other communications will be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

7.2               Severability. If any provision of this Technology Agreement shall be held to be illegal, invalid or unenforceable, and if the rights or obligations of a Party hereunder will not be materially adversely affected thereby, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Technology Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Technology Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

7.3               Amendments. This Technology Agreement may be amended or modified only by a written instrument signed by both Parties.

7.4               Waiver. Any waiver by a Party of an instance of the other Party's noncompliance with any obligation or responsibility herein shall be in writing and signed by the waiving Party and shall not be deemed a waiver of other instances of the other Party's noncompliance hereunder.

7.5              Assignment. This Technology Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Purchaser. This Technology Agreement is assignable by the Purchaser. Except as stated herein, nothing in this Technology Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns. SELLER may not assign this TECNOLOGY AGREEMENT or its rights here under to any PERSON. PURCHASER, may assign this Technology Agreement in connection with the transfer or sale of substantially all of its business or assets to which this Technology Agreement pertains or in the event of its merger or consolidation with another company. No assignment by Purchaser of this Technology Agreement shall release Seller from any of its obligations hereunder. Any attempted assignment of this Technology Agreement or of any of the Assigned IP Rights in violation of this Section shall be void and of no effect.

7.6                Construction. This Technology Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate; and the singular tense shall include the plural and vice-versa.

7.7               No Agency. This Technology Agreement shall not constitute either Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability of any kind, expressed or implied, against or in the name or on behalf of the other Party.

7.8                Relationship of the Parties. Nothing contained in this
Technology Agreement is intended to, or shall be deemed to, create a partnership or joint venture relationship between the Parties or any of their Affiliates for any purpose.

7.9              Governing Law. This Technology Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state, without giving effect to the conflicts of law principles thereof.

7.10              Jurisdiction; Waiver of Jury Trial. Except to the extent that a court proceeding or other Action is necessary to obtain an injunction or other equitable relief to protect the rights of a Party, no Action or other proceeding arising out of or related to this Technology Agreement shall be commenced until thirty (30) days after a Party shall give notice of the existence of a dispute (a "Dispute Notice") to the other Party. During such 30-day period, duly authorized representatives of both Parties shall attempt to negotiate in good faith a resolution of the dispute. The Dispute Notice shall set forth the basis of the dispute with reasonably specificity. The Parties hereby agree that any Action or Proceeding arising out of or related to this Agreement may be conducted in the State of Delaware. The Parties hereby agree that any action or proceeding arising out of or related to this Technology Agreement may be conducted in the State of Louisiana. Each Party hereby irrevocably consents and submits to the nonexclusive personal jurisdiction of and venue in the federal and state courts located in the State of Delaware. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Technology Agreement or any transaction contemplated hereby.

7.11              Counterparts. This Technology Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and all of which together shall constitute one and the same instrument.

7.12              Entire Agreement. Together with the PROPRIETARY INFORMATION. INVENTIONS, AND COMPETITION AGREEMENT, this Technology Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Technology Agreement and no representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either Party.

Each Schedule referred to herein and attached hereto is an integral part of this Technology Agreement and is incorporated herein by reference.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Technology Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

JUAN CARLOS BOCOS, Individually		PMP Pool Maintenance Protection, Inc.

By:	/s/ Juan Carlos Bocos	/s/ Juan Carlos Bocos
	JUAN CARLOS BOCOS	By:	Juan Carlos Bocos
Its

GREEN ENERGY MANAGEMENT SERVICES, INC.		STATE OF FLORIDA
COUNTY OF DADE
By:	/s/ Ron P. Ulfers, Jr.	ACKNOWLEDGE THIS 02/23/2012
RON P.ULFERS, JR.		BY :
CHIEF EXECUTIVE OFFICER		IDENTIFICATION PRODUCED
● FL DRIVER LICENCE ●

ENRIQUE BARTHE
NOTARY PUBLIC
STATE OF FLORIDA
Comm# DD961509
Expires 4/22/2014

Denise B Windom	3/2/2012
Denise B Windom
St. Tammary Parish Notary public Lousiana
* Attest to Ren P. Ulfers, Jr.
Signature only *